                     MUSTANG SOFTWARE, INC.
                      6200 Lake Ming Road
                  Bakersfield, California 93306
                           (805) 873-2500
                     Fax : (805) 873-2474

April 24, 1997

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Re:	Mustang Software, Inc.

Dear Sirs:

On behalf of Mustang Software, Inc. (the "Company"), enclosed herewith is the definitive copies of the Company's
Proxy Statement and form of Proxy in the form in which such material is being furnished to shareholders of the Company.

In accordance with Rule 14a-6(d), please be advised that such material is being released (i.e. mailed) to shareholders beginning on April 24, 1997


Very truly yours,

Mustang Software, Inc.



by: /s/ Donald M. Leonard
Donald M.Leonard
Vice President Finance and Chief Financial Officer


Enclosures
cc: The Nasdaq Stock Market (Attn: Reports Section)
(via Federal Express, w/3 copies of encls.)

            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                 MUSTANG SOFTWARE, INC.
     (Name of Registrant as Specified In Its Charter)

                 -------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act
Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
  0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of
  transaction:

  5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of MUSTANG SOFTWARE, INC. (the "Company") will be held at the Rio Bravo Resort, located at 11200 Lake Ming Road, Bakersfield, California, 93306, on May 27, 1997,at 10:00 a.m. Pacific Daylight Time, for the following purposes:

 1. To elect a Board of Directors to serve for the ensuing year;

 2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the independent accountants of the Company for the year ending December 31, 1997; and

 3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of Common Stock of record at the close of business on April 15, 1997 will be entitled to vote at the meeting.

Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but want the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person if you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: April 24, 1997                         For the Board of Directors


                                              Michael S. Noling,
                                              Secretary

                         PROXY STATEMENT

                   FOR ANNUAL MEETING TO BE HELD
	May 27, 1997, at 10:00 a.m. Pacific Daylight Time

Your proxy is solicited on behalf of the Board of Directors of Mustang Software, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Rio Bravo Resort, located at 11200 Lake Ming Road, Bakersfield, California, 93306, on May
27, 1997, at 10:00 a.m. Pacific Daylight Time If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares will be voted for the election of the seven nominees for Director named herein and for ratification of the appointment of Arthur Andersen LLP as the independent accountants of the Company for the year ending December
31, 1997. Any proxy given may be revoked anytime prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date, or by attending and voting in person at the meeting.

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

The Company's Annual Report to Shareholders, consisting of the Company's Annual Report on Form 10-K for the year ended
December 31, 1996 (without exhibits) as filed with the Securities and Exchange Commission, is being provided to each shareholder concurrently with this Proxy Statement.

Holders of Common Stock of record at the close of business on April 15, 1997 (the "Record Date") will be entitled to vote at the meeting. There were 3,374,967 shares of Common Stock outstanding at that date.
Each share is entitled to one vote and a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the meeting. Shareholders have cumulative voting rights in the election of Directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of Directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his or her votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the meeting prior to the voting of his or her intention to cumulate his or her votes. If any shareholder gives such notice, then all shareholders may then cumulate their votes.

                            PROPOSAL NO. 1

                        ELECTION OF DIRECTORS

The Company's Directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected. The Company's Bylaws currently provide for a variable Board of Directors with a range of between five and nine members, with the number currently set at seven. No proxy will be voted for more than seven nominees for Director.

Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The
Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. If any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxy holders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

Information Concerning Nominees

Information concerning the nominees based on data furnished by them is set forth below:

                                                                        Director
Name                  Age         Position with Company                 Since
--------------        ----        ---------------------                 ---------
James A. Harrer       38          President, Chief Executive Officer
                                  and Chairman of the Board             1988

Richard J. Heming     46          Director                              1988

C. Scott Hunter       29          Vice President Engineering, Chief
                                  Technical Officer and Director        1995

Stanley A. Hirschman  50          Director                              1995

Michael S. Noling     58          Secretary and Director                1995

Bruce Fredrickson     53          Director                              1996

Donald M. Leonard     34          Vice President Finance,
                                  Chief Financial Officer and Director  1997

James A. Harrer founded the Company's business in January
1986, has served the Company in various positions and currently serves as its President and Chief Executive Officer and as Chairman of its Board of Directors. Mr. Harrer has primary responsibility for the Company's marketing, overseeing all advertising, public relations, sales promotion, merchandising and package design, identifying new markets, expanding foreign markets and identifying target technology. He was the principal programmer of Mustang's Wildcat! product line through version 3. Prior to founding the Company, Mr. Harrer served for seven years as a Branch Manager of Grant Supply Company, an oil field supply company where he controlled all aspects of that company's Bakersfield Division Operations. Mr. Harrer has also taught computer programming at Bakersfield College.

Richard J. Heming joined the Company's business in January 1987 and served the Company in various positions until his resignation in November 1996. Since leaving the Company, Mr. Heming has been serving as a consultant to various companies for computer and Internet solutions. Mr. Heming continues to serve the Company as a director. From December
1996 until January 1997, Mr. Heming served as a consultant to the Company. Prior to his involvement with the Company, Mr. Heming served from June 1985 to January 1987 as an investigator and network manager for a law firm in Bakersfield, California, where he coordinated the installation of a 64-computer network. From 1981 to June 1985, he founded a private investigation practice, established loss prevention programs for several major department store chains and assisted in the design and implementation of a computerized risk management system for the City of Bakersfield. Mr. Heming received his B.A. in Criminology in 1972 from the University of Maryland at College Park.

C. Scott Hunter joined the Company in June 1988 and has served as the Company's Vice President Engineering since August 1991 and as its Chief Technical Officer since April 1996. Mr. Hunter became a director of the Company upon completion of the Company's initial public offering in April 1995. He is responsible for the coordination of new products under development as well as normal software maintenance. Mr. Hunter became the lead programmer on Wildcat! after the release of Wildcat! 3 and is also the lead programmer on QmodemPro for Windows. Mr. Hunter has been involved actively in programming in Pascal for ten years.

Stanley A. Hirschman became a director of the Company upon completion of the Company's initial public offering in April 1995. Mr. Hirschman is currently Vice President of Global Partners, Inc. From February 1989 until May 1996, Mr. Hirschman was Vice President, Store Operations, of Software Etc. Stores (now part of the NeoStar Retail Group, Inc.). From September 1984 to February 1989, Mr. Hirschman worked in various management positions at T.J.Maxx, including Assistant Vice President, Store Administration. His previous experience included multi-store management and merchandising responsibilities at Lane Bryant, a clothing retailer, and The Gap, including Director of Operations for its Banana Republic Division.

Michael S. Noling became a director of the Company in May 1995, is the Chairman of the Audit Committee and became the Company's
Secretary in November 1996. Mr. Noling is not an employee of the Company and receives no compensation from the Company except in his capacity as a director. In December 1996, Mr. Noling joined the board of directors of Transoft Technologies Corporation, a privately held company that supplies software and systems to the digital video market. Since December 1995, Mr. Noling also has served as Chairman of the Board of Coryphaeus Software, Inc., a privately held software company that designs and markets software for creating real-time 3D simulations. In September 1993, Mr. Noling joined Wavefront Technologies as President and Chief Executive Officer and was elected to the Board of Directors in December 1993. In June 1995, Silicon Graphics completed the acquisition of Wavefront Technologies and Alias Research to form a combined software company, Alias/Wavefront. Previously, Mr. Noling was Executive Vice President and Chief Financial Officer for Applied Magnetics Corporation, a global high technology computer component supplier listed on the New
York Stock Exchange. Prior to joining Applied Magnetics Corporation in March 1991, Mr. Noling was a managing partner with Andersen Consulting, where he had extensive experience in key operating and financial positions. Mr. Noling previously served for one year as a White House Fellow in the U.S. Office of Management and Budget. He received a B.S. in Engineering and an M.B.A. from the University of Wisconsin - Madison. Mr. Noling holds a CPA certificate.

Bruce Fredrickson became a director of the Company in October
1996. Mr. Fredrickson has more than 15 years of experience in the computer industry. He currently serves as president of Channel Tactics in Boulder, Colorado, a computer consulting firm specializing in the launch of software and hardware products into the consumer and VAR channels. Prior to founding Channel Tactics in 1991, Mr. Fredrickson served for five years as Vice President of Marketing for Ingram Micro, a large distributor of computer hardware and software. Prior to Ingram Micro, he founded the National Computer Training Institute (NCTI), where he established computer-training centers across the United States. In addition to the Company, Mr. Fredrickson currently serves on the boards of directors of the following companies in the computer industry: InterTrust, Document Directions and Allenbach Industries. He also serves on the advisory board for COMDEX.

Donald M. Leonard has served as the Company's Vice President
Finance and Chief Financial Officer since June 1993. He became a director of the Company in April 1997. Mr. Leonard is responsible for the Company's financial matters and tax strategies, and supervises the development of Mustang's custom internal accounting and customer database system. From January 1991 to June 1993, Mr. Leonard served as a manager in audit and tax at Kenneth E. Rhodes & Co., a Bakersfield accounting firm, where he was responsible for a portion of the client base and supervised the firm's computer operations. From April 1988 to January 1991, he was employed by Rohmiller, Brown, Rhodes & Co., and from January 1985 to April 1988, he was employed by Brown, Waits and Armstrong, both Bakersfield accounting firms. Mr. Leonard obtained a B.S.
in Accounting at California State University in Bakersfield in 1987 and is a Certified Public Accountant.

Directors of the Company hold office until the next annual meeting of shareholders and until their earlier resignation or removal. No family relationships exist between any of the executive officers or directors of the Company.

Compensation of Directors

The Company pays its outside directors $1,000 (except Mr. Fredrickson who is paid $2,500) for each board meeting attended and reimburses them for reasonable expenses incurred in attending meetings. Except Mr. Fredrickson, upon becoming a director and in January 1996, each of the Company's outside directors was granted stock options to purchase 5,000 shares of Common Stock from the Company 1994 Incentive Stock Option Plan and Nonstatutory Stock Option Plan, exercisable at the fair market value per share on the date of grant vesting in three equal annual installments, subject to the optionee remaining a director on the respective vesting date. Upon becoming a director, Mr. Fredrickson was granted options to purchase 15,000 shares of Common Stock from the Company 1994 Incentive Stock Option Plan and Nonstatutory Stock Option Plan, exercisable at the fair market value per share on the date of grant vesting in two equal annual installments, subject to the Mr. Fredrickson remaining a director on the vesting date. In 1997, the Company adopted a policy that the nonemployee directors holding less than a 5% investment in the Company would be granted each year on their respective anniversary date of joining the Board annual stock options to purchase the number of shares equal to the prior year's grant of options. The exercise price of such options is to be equal to the fair market value of the Common Stock on the date of the grant.

Committees and Attendance at Board Meetings

Five (including two telephonic) meetings of the Board of Directors were held in 1996. Each Director attended at least 75% of the aggregate of all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served.

The Audit Committee consists of all four of the Company's independent directors, Michael S. Noling (Chairman), Stanley A. Hirschman, Bruce Fredrickson and Richard J. Heming. Its duties include making recommendations to Board of Directors concerning the engagement of independent public accountants, evaluating and approving the professional services provided by the Company's independent public accountants and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee did not meet independently of the full board in 1996.

The Compensation Committee consists of one employee, James A.
Harrer (Chairman), and two independent directors, Stan Hirschman and Bruce Fredrickson. The duties of the Compensation Committee include recommending to the Board of Directors all officer salaries, stock option grants, management incentive programs and bonus payments (but Mr.
Harrer does not participate in compensation decisions with respect to his employment arrangements with the Company). The Compensation
Committee met four times during 1996.

During 1996, the Stock Option Committee consisted of directors,
James A. Harrer and Richard J. Heming. The Stock Option Committee administered the Company's Stock Option Plan and reported to the Compensation Committee recommendations for the granting of stock options. The Stock Option Committee did not meet independently of the full board in 1996. In 1997, the Stock Option Committee was disbanded and it was resolved that the entire Board of Directors would administer the Company's Stock Option Plan and grant stock options thereunder based upon recommendations provided to the Board by the Compensation
Committee.

The Board of Directors presently has no Nominating Committee.

Executive Compensation

The following table sets forth all compensation paid by the Company during 1994, 1995 and 1996 to its Chief Executive Officer and the other executive officers whose annual salary and bonus were greater than $100,000 during 1996:


                     Annual Compensation
  Name and Principal                                Securities     All Other
    Positions        Year Salary  Bonus(1) Other(2) Underlying     Compens-
                                                    Options (#)(3) ation(4)
James A. Harrer      1996  $151,050  $     0  $     0        0     $10,254
President and CEO    1995  $ 99,400  $30,800  $ 8,054        0     $ 8,592
                     1994  $ 68,000  $40,660  $18,056        0     $ 6,559


Richard J. Heming    1996  $129,993  $     0  $     0        0     $12,284
Director(5)          1995  $ 94,320  $   700  $ 6,717        0     $13,192
                     1994  $ 68,000  $40,540  $17,465        0     $ 5,136


C. Scott Hunter      1996  $106,200  $     0   $    0    7,500     $ 1,658
Vice President of    1995  $ 68,400  $50,700   $    0   50,000     $ 1,362
Engineering          1994  $ 59,800  $25,600   $    0    9,000     $ 1,121



__________
(1) Includes a cash contribution by the Company to a 401(k) profit-sharing plan paid in 1994, 1995 and 1996 on behalf of such officer for 1993, 1994 and 1995, respectively.

(2) Consists of an automobile allowance paid by the Company.

(3) Consists of options granted under the Company's 1994 Incentive and Nonstatutory Stock Option Plan (the "Stock Option Plan").
Options vest over three years, commencing one year from the date of the grant.

(4) Consists of life and health insurance premiums paid by the Company.

(5) In November 1996, Mr. Heming resigned as Vice President and Chief Operations Officer. Following his resignation, Mr. Heming served the Company in a consulting capacity. The amount in the table under salary reflects salary paid to Mr. Heming during 1996 as an employee and amounts paid to him as a consultant.

Effective February 8, 1997, the Company reached employment agreements with Messrs. Harrer and Hunter. Each agreement is for a one-year term and automatically renews for succeeding one year terms unless either the Company or the employee gives the other a notice of non renewal at least 30 days prior to the expiration of the then current term. The agreements are terminable by either party with or without cause upon the expiration of 30 days' notice of termination. Upon a termination by the Company without cause or by the Employee for good reason (which includes because of a change of control of the Company), the employee is entitled to compensation equal to nine months' salary and continued health benefits for nine months. Upon a termination by the employee without good reason or by the Company with cause, the employee is entitled to compensation equal to four months' salary and continued health benefits for four months.

Neither Mr. Harrer nor Mr. Heming holds any options to purchase
Common Stock of the Company and none were granted to either of them during 1996. The following table provides certain information regarding stock option grants made to C. Scott Hunter during 1996:

                    OPTION GRANTS IN LAST FISCAL YEAR

                         Number of      Percent of
                         Securities     Total Options
                         Underlying     Granted to      Exercise  Expiration
                         Options        Employees         Price      Date
Name                     Granted (#)    in 1996           ($/Sh)

Bruce Fredrickson           15,000         6.7%             2.75    9/30/2006
Scott Hunter                 7,500         3.4%             3.00     7/7/2006

     Messrs. Harrer, Heming or Hunter exercised no options during 1996. The following table provides certain information concerning Mr. Hunter's unexercised options at December 31, 1996:

                             FY-END OPTION VALUES

                             Number of Shares                   Value of
                                Underlying                    Unexercised
                               Unexercised                    In-the-Money
                                Options at                     Options at
                            December 31, 1996              December 31, 1996
Name                     Exercisable  Unexercisable  Exercisable  Unexercisable
C. Scott Hunter             22,667        43,833         (1)          (1)

__________
(1)  None of Mr. Hunter's options were in the money at December 31, 1996.

Compliance with Section 16(a) of the Securities Exchange Act of
1934. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and 10% or greater shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes, based solely on a review of the copies of such reports furnished to the Company, that each report required of the Company's executive officers, directors and 10% or greater shareholders was duly and timely filed during the year ended December 31, 1996.

Certain Relationships and Related Transactions

The Company leases its executive offices and sales, marketing and production facilities from Messrs. Harrer and Heming pursuant to a lease that commenced on December 1, 1993 and expires on November 30, 1998.
The lease provides for a monthly base rent of $11,535, subject to annual increases through the term of the lease, plus a percentage of operating expenses and utility costs. The Company believes that this lease is on terms no less favorable than those that could have been obtained from an unaffiliated third party, and that the rent is comparable to that for similar facilities in the area. Messrs. Harrer and Heming incurred debt in the aggregate amount of $822,000, pursuant to two loans in the respective original principal amounts of $450,000 and $372,000, to purchase said facilities. Monthly payments of Messrs. Harrer and Heming under these two loans equal approximately $4,500 and $2,900, respectively. The
Company has guaranteed all of this debt and has subordinated its leasehold interest in the facilities to the lenders. In addition, in the event of a default by Messrs. Harrer and Heming under the loan agreement covering
$372,000 of this debt, the lender thereunder may exercise an assignment from Messrs. Harrer and Heming of their interest as landlord in a contingent 20-year lease, previously signed by the Company as tenant, for such facilities. In that event, this contingent lease provides for a monthly rent of $6,200, would supersede the current lease, and would obligate the Company to pay such rent through November 2013.

Shareholding Information as to Directors, Director Nominees and Management

The following table sets forth as of the Record Date, information regarding the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the directors of the Company beneficially owning Common Stock, (iii) each of the executive officers named in the Summary Compensation Table in Item 10, and (iv) the executive officers and directors of the Company as a group:



  Name of beneficial owner or         Common Stock
  identity of group                Amount      Percent
  Richard J. Heming                849,250     25.1%
  James A. Harrer                  722,450     21.4%
  C. Scott Hunter                   53,580      1.6%

  All executive officers and
  directors as a group (8)
  persons)                        1,658,370     49.1%
__________

__________
(1) Includes any shares purchasable upon exercise of options exercisable within 60 days of March 15, 1997.

                          PROPOSAL NO. 2

	RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has reappointed Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1997. Arthur Andersen LLP has been the Company's certified public accountant since 1995.

Although not required by California law, the Company seeks shareholder ratification of the appointment of the Company's auditors at each annual meeting. In the event the necessary vote is not obtained, the matters will be returned to the Board of Directors and Audit Committee for consideration of alternatives. Even if the appointment is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm anytime during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with opportunity to make a statement if they so desire and to be available to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS.

                         3. OTHER BUSINESS

Management knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is intended that proxies in the accompanying form will be voted according to the judgment of the persons named therein.

                      PROPOSALS BY SHAREHOLDERS

Any proposal that a shareholder wishes to have presented at the 1998 Annual Meeting of shareholders and included in the Company's proxy statement for such meeting must be received by the Company at 6200 Lake Ming Road, Bakersfield, California 93306 by December 13, 1997. Proposals should be addressed to the attention of Mr. James A. Harrer, President.

April 24, 1997                          By Order of the Board of Directors



                                        Michael S. Noling, Secretary

                                                   [PROXY]

                         Mustang Software, Inc.
                          6200 Lake Ming Road
                      Bakersfield, California 93306

	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James A. Harrer and Donald M. Leonard, and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of Mustang Software, Inc. (the "Company") held of record by the undersigned on April 15, 1997, at the Annual Meeting of Shareholders to be held on May 27, 1997, or any adjounments thereof.

1.	Election of Directors

    __ FOR all nominees listed below
       (except as marked to the contrary below)

    __ WITHHOLD AUTHORITY
       to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any indivdual nominee, strike a line through the nominee's name below.)

James A. Harrer


Richard J. Heming


C. Scott Hunter


Stanley A. Hirschman


Michael S. Noling


Bruce Fredrickson


Donald M. Leonard


2. To ratify the appointment of Arthur Andersen LLP as independent accountants for the year ending December 31, 1997.

FOR [ ]  AGAINST [ ]   ABSTAIN [ ]

3. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

                            Dated: ______________________, 1997

                            ___________________________________
                            (Signature)
                            ___________________________________
                            (Signature if held jointly)

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title to such. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.